Exhibit 99.1

Kadmon to Present Additional Data Demonstrating Tesevatinib Safety for the Treatment of Polycystic Kidney Disease at ASN Kidney Week 2016

-- Data Support Tesevatinib Safety While Highlighting the Need for Innovative Methods to Measure Renal Function in Clinical Trials --

NEW YORK, November 19, 2016 – Kadmon Holdings, Inc. (NYSE: KDMN) (“Kadmon” or the “Company”) today announced additional data from its ongoing Phase 2a clinical study demonstrating the safety of tesevatinib, the Company’s oral tyrosine kinase inhibitor, for the treatment of autosomal dominant polycystic kidney disease (ADPKD). The data will be presented in a poster session on Saturday, November 19 at the American Society of Nephrology (ASN) Kidney Week 2016 in Chicago, IL.

Recent findings from Kadmon’s ongoing Phase 2a study in patients with ADPKD have demonstrated that tesevatinib is well tolerated and have also identified tesevatinib 50 mg once daily (QD) as the optimal dose to treat ADPKD.

New data reported in the poster indicate that tesevatinib is a new member of a group of drugs known as MATE 1/2-K transporter inhibitors, such as cimetidine, which mildly increase levels of serum creatinine. Normally, an increase in serum creatinine can be used to indicate kidney damage, but in the case of MATE 1/2-K inhibitors, these serum creatinine increases occur without clinically meaningful alterations in renal function.

Specifically, new data demonstrated that serum creatinine levels in tesevatinib patients increased by 10% to 14% during the first 28 days of treatment and reversed upon treatment discontinuation. Importantly, levels of cystatin C, another measure of renal function, were relatively unchanged during the same period. In vitro studies further demonstrated that tesevatinib potently inhibits MATE1/2-K transporters at tesevatinib concentrations achieved with the 50 mg QD dose. Therefore, MATE inhibition by tesevatinib may explain mild serum creatinine increases associated with tesevatinib treatment.

“Kadmon has identified a contradiction in PKD drug development: MATE transporters such as tesevatinib increase levels of creatinine, the standard measure of PKD drug efficacy, but without clinically relevant effects on kidney function,” said James Tonra, Ph.D., Senior Vice President, Nonclinical Development at Kadmon and first author of the poster.  “These findings further characterize the safety of tesevatinib while highlighting the need for alternative methods to evaluate kidney function in PKD drug development.”

“We believe these findings support the continued development of tesevatinib for PKD,” said John Ryan, M.D., Ph.D., Executive Vice President and Chief Medical Officer at Kadmon.  “Kadmon has had discussions with the FDA to develop innovative methods to demonstrate drug safety and efficacy in PKD, a major unmet medical need. These discussions will have important implications for clinical trial designs for tesevatinib as well as other therapies in development for renal diseases, especially MATE inhibitors.”

Kadmon continues to expand its work on tesevatinib at 50 mg QD in its ongoing Phase 2a study to evaluate the drug’s safety in patients with larger kidneys, indicative of more severely compromised renal function.  Data from the first six patients in this cohort are also discussed in the ASN Kidney Week poster.  In 2017, Kadmon plans to initiate a placebo-controlled study of tesevatinib in ADPKD as well as to initiate a dose-finding study in the pediatric form of the disease, autosomal recessive PKD.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company focused on developing innovative products for significant unmet medical needs.  We have a diversified product pipeline in autoimmune and fibrotic diseases, oncology and genetic diseases.

Safe Harbor Statement

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; and (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on November 9, 2016. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com

Maeve Conneighton, Media

212.600.1902

maeve@argotpartners.com